Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardium Therapeutics, Inc. on Form S-3 of our report dated March 12, 2007, with respect to our audits of the consolidated financial statements of Cardium Therapeutics, Inc. as of December 31, 2006 and for the years ended December 31, 2006 and 2005 and for the period from December 22, 2003 (date of inception) through December 31, 2006 appearing in the Annual Report on Form 10-KSB of Cardium Therapeutics, Inc. for the year ended December 31, 2006. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York

December 6, 2007